                                                                     Exhibit 3.1

Article Four, Section 4.1

      STOCK  CERTIFICATES.  The  shares  of the  Corporation's  stock  shall  be represented by certificates, provided that the Board of Directors may provide by resolution  or  resolutions  that some or all of any or all classes or series of its stock may be issued in  uncertificated  form. Any such resolution  shall not apply  to  shares  represented  by  a  certificate  until  such  certificate  is surrendered to the corporation (or the transfer agent or registrar,  as the case may be). Each holder of stock of the  Corporation,  upon written  request to the transfer  agent or  registrar of the  Corporation,  shall be entitled to a stock certificate  in such form as may from time to time be prescribed by the Board of
Directors.  Each  such  certificate  shall  be  signed  by or in the name of the
Corporation by the Chief  Executive  Officer,  the President or a Vice President
and by the Treasurer or an Assistant  Treasurer or the Secretary or an Assistant
Secretary.  Any or all  of the  signatures  appearing  on  such  certificate  or certificates may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have  ceased  to be such  officer,  transfer  agent  or  registrar  before  such certificate is issued,  it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.